                                                                    EXHIBIT 10.2

                                   TERM SHEET
                                 APRIL 21, 2003

1. POSITION. President and Chief Executive Officer, reporting to the Board of Directors.

2.       START DATE. As soon as possible, but no later than May 1, 2003.

3. BOARD MEMBERSHIP. You will be elected a member of the Board of Directors effective on your start date. No additional compensation will be paid for Board service. You agree to resign from the Board upon termination of employment, unless requested to continue.

4. BASE SALARY. Base Salary in the amount of $900,000. Base salary will be subject to annual review.

5. INCENTIVE BONUS. Annual Target Bonus of 175% of base salary multiplied by a revenue factor and a PAT factor, the same as the senior executive bonus plan. Bonuses are based on fiscal year performance and paid in December based on the achievement of performance objectives determined by the Board each year as part of the senior executive bonus formula. For 2003 your bonus will be pro-rated, based on the number of days you are employed prior to fiscal year end.

6. STOCK OPTIONS. You will be granted an Option to purchase 1,200,000 shares of the Company's Common Stock upon Committee approval. The option will have an exercise price equal to the fair market value of the Company's Common Stock on the grant date. These options shall vest 25% on July 15, 2004 and 25% on July 15 of each of the next 3 years. The options will have a ten-year term. The remaining terms of the grant will be governed by the terms of the Company's Stock Option Plan and the standard form option agreement.

7. "MAKE WHOLE" COMPENSATION. Company recognizes that you would be foregoing a substantial amount of unvested "in the money" stock option value by leaving your present employer to join Applied Materials. This amount is estimated to be approximately $3,000,000. In an effort to address this issue we will provide you with a Restricted Stock Grant of 300,000 shares of the Company's Common Stock vesting 50% on October 1, 2003 and 50% on October 1, 2004.

8. BENEFITS. You will be entitled to participate in all employee benefit plans or programs of the Company, generally available to any of its senior level executive employees. Details of these programs will be provided separately. You will also be eligible for relocation benefits in accordance with Company policy and applicable laws.

9. TERMINATION COMPENSATION. For termination other than for cause you will receive a payment equal to one year of your then current base salary and 100% of the target bonus compensation for that year. You will also be allowed to exercise all stock options vesting within one year from date of termination.

If the provisions covered by this term sheet are acceptable, please indicate your acceptance by signing and dating this document. The Board of Directors will review for approval as soon as possible.

                                                  For: Applied Materials, Inc.

Accepted: /s/ MICHAEL R. SPLINTER                 By: /s/ JAMES C. MORGAN
          -----------------------                     ----------------------

Date: April 21, 2003                              Date: April 21, 2003